TRANSLATION FROM FRENCH

LICENSING AGREEMENT

BETWEEN

Societe HELION, a French corporation with capital of 534,000 Euros, having its registered office at 1100 Avenue Jean-Rene Guillibert Gautier de la Lauzière, 13791 Aix-en-Provence, registered in the Aix-en-Provence Trade and Companies Register under number 435 050 737, Represented by Mr. Guy Ducroux, Chairman/General Manager (hereinafter called "HELION")PARTY OF THE FIRST PART,

AND:

Societe SORAPEC, a corporation with capital of 10,147,700 Francs, having its registered office at 192 Rue Carnot, 94120 Fontenay-sous-Bois, registered in the Creteil Trade and Companies Register under number 324 502 194, represented by Mr. Bernard Nicolas, Chairman (hereinafter called "SORAPEC")PARTY OF THE SECOND PART, hereinafter called individually or jointly "the Party/Parties."

WHEREAS

HELION is a company whose purpose is the research, designing, perfecting, manufacturing, and sale of fuel-cell power generators particularly for naval propulsion and power as well as for urban mass transit vehicles.

SORAPEC is a company whose purpose is in particular the designing, perfecting, developing, manufacturing, and improving of the "core" of fuel cells.

In connection with its work, HELION is currently investigating various sources of development, industrialization, and supplying of the "core" of fuel cells for inclusion in the generators that it designs and develops for industrial realization in its areas of business.

SORAPEC is currently seeking partners with a view to developing and industrializing the "core" of fuel cells.

During joint discussions, HELION and SORAPEC determined that certain competencies and/or developments are complementary, and on April 4, 2001, they signed a cooperation agreement for the creation and perfecting of a fuel cell containing a stack that meets the technical and operating requirements to be established by the Parties in connection with said cooperation project.

At the same time, the Parties agreed to enter into a licensing agreement that will permit HELION to exploit the fuel cell "core."

       WHEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1 - DEFINITIONS

In the body of this Agreement the following terms shall have the meaning indicated:
1.1.	Agreement: The within agreement, including its attachments and any subsequent riders.
1.2.	Cooperation agreement: The cooperation agreement signed between the Parties on April 4, 2001;
1.3.	Patents: The patents and patent applications listed in Attachment 2 to the within Agreement.
1.4.	Domain: The following markets in the civilian and military domains:
-

Naval market: Submarines, Surface vessels, Offshore, and robots of the ROV and UVV types; with the understanding that the off-shore and robot activities are excluded from the within Agreement for a period of three years starting from the date of signing thereof, in view of the agreement existing between SORAPEC and Societe ECA (FINUCHEM Group) and signed on 26 April 2001;

	-	Urban mass transit vehicles market.
1.5.

Innovations: Any patentable improvement constituting a technological breakthrough contributed by SORAPEC outside the framework of the within Agreement and/or outside the Cooperation Agreement and legally independent of the Patent(s).

1.6.

Improvements: Any patentable improvement, other than Innovations, contributed by SORAPEC for one (or more) Patent(s) within and/or outside the framework of the within Agreement and legally independent of the Patent(s).

1.7.	Fuel cell: The fuel cell composed of a Stack equipped with a compressor, humidifier, cooling circuit, and control, the entire unit constituting a power generator.
1.8.	Price of the Stack or Price of the Stacks: Covers:
	(i)	The purchase price of the Stack furnished to HELION by a third party, and/or
1.10.

Affiliated Company: Any company that directly or indirectly controls one of the Parties or is controlled by one of the Parties or together with one of the Parties is under common control. For purposes of the foregoing sentence the term "control" designates direct or indirect ownership of more than fifty per cent (50%) of the stock share s of a company having a right to vote.

1.11.	Stack: Cell "core" created from a stack of cells composed of a mechanical assemblage of bipolar plates, polymer membranes and electrodes, and possibly an integrated humidifier.
1.12.	Territory: Country in which the Patents are filed.

ARTICLE 2 - PURPOSE

The purpose of the within Agreement is to establish the conditions under which SORAPEC gives HELION, which accepts, an irrevocable exclusive license to exploit the Patents and Improvements.

ARTICLE 3 - RIGHTS GRANTED
3.1.

SORAPEC gives to HELION, which accepts, an irrevocable exclusive license to exploit the Patents and Improvements in the Territory and for the Domain, throughout the term of the Patents, under the conditions hereinafter established. The Improvements shall automatically become part of the area of application of the within Agreement, without payment of additional royalties.

The Parties expressly agree that the term "exploitation," used in the terms of the within Agreement, covers the right to manufacture, cause to be manufactured, assemble, and cause to be assembled, Stacks having components covered by Patents and/or Improvements, for integration into Fuel Cells marketed directly or indirectly by HELION exclusively to Domain customers in the Territory.

3.2.	SORAPEC promises to maintain the Patents in effect throughout the term of the license so granted.
3.3.	SORAPEC retains the right to exploit the Patents and/or Improvements outside the Domain.
3.4.

HELION and SORAPEC undertake to negotiate, if SORAPEC so requests, the sales and financial conditions under which HELION may grant to SORAPEC, outside the Domain, a right to exploit improvements made by HELION in one (or more) Patent(s) under the within Agreement and legally dependent on said Patent(s).

3.5.

SORAPEC undertakes to accord HELION priority for an exclusive right to exploit Innovations in the Domain and the territory in which patents have been filed by SORAPEC. HELION shall have six (6) months from the notice sent by SORAPEC by registered mail return receipt requested. Within this period the Parties undertake to negotiate in good faith the sales and financial terms of such license.

After said period, SORAPEC shall be completely free to offer such license in the Domain to third parties, with the express understanding that if SORAPEC offers said third party/parties financial conditions more advantageous than those discussed with HELION under the preceding paragraph, HELION shall then have right of priority under equivalent conditions, which HELION must exercise within two (2) months starting from notice of the proposal of the third party/parties in question sent by SORAPEC by registered mail return receipt requested. After this period SORAPEC shall be free to contract with said third party/parties.

Outside the Domain, SORAPEC is free to grant to third parties any right to exploit the Innovations.

ARTICLE 4 - DELIVERY OF DOCUMENTS

SORAPEC shall deliver to HELION, within thirty (30) days from the date of signing of the within Agreement, a copy of all documents, technical designs, drawings, and diagrams relating to the Patents and the pertinent savoir-faire.

ARTICLE 5 - TECHNICAL ASSISTANCE

SORAPEC undertakes to furnish free of charge to HELION technical assistance for the start-up of exploitation of the Patents, equivalent to 1 (one) person x months per patent for the Domain and the Territory (Engineer level), travel, housing, and meals expenses included.

ARTICLE 6 - FINANCIAL PROVISIONS
6.1.	In consideration for the within exclusive license, HELION undertakes to pay to SORAPEC:
(a)

An initial one-time payment of five hundred thousand Euros (500,000 Euros), plus taxes, payable upon signing of the agreement and against delivery by SORAPEC of the documentation in conformance with Article 3 hereinabove;

(b)

The royalties established in Attachment 2, the amount of which is fixed as a percentage of the Price of the Stacks manufactured and sold by HELION, exclusive of taxes, Customs duties, packing, and transportation. The provisions for payment of the licensing royalties are covered in Article 6.3 hereinafter.

6.2.	It is expressly agreed that the royalty entitlement begins on the date of delivery of the Fuel Cells by HELION to its customers in the Territory.
No royalty is owed and no royalty shall be owed by HELION outside the Territory.
6.3.

HELION shall maintain accounting records specific to the within Agreement, in which HELION shall record the Prices of the Stacks (exclusive of taxes, Customs duties, packing, and transportation) sold in the Territory.

Within fifteen (15) days following the end of each calendar year, HELION shall send SORAPEC a statement indicating the total sales, exclusive of taxes, of all Stacks sold in the Territory in the calendar year, as well as the information necessary for the application of the financial conditions established in Article 6.1(b) hereinabove. At the same time HELION shall pay the pertinent royalties plus Value-Added Tax to SORAPEC by transfer to the bank account indicated to HELION by SORAPEC.

6.4

SORAPEC shall have sixty (60) days starting from the end of each calendar year, if it so desires, to cause HELION's accounting records relative to the sale of Stacks in the Territory creating a right to royalties to be audited by a certified public accountant of SORAPEC's choice, duly approved by the other Party. In the absence of agreement between the Parties, this accountant shall be designated by the Chief Judge of the Court of First Instance of Paris. Otherwise, after this sixty(60)-day period, SORAPEC shall be deemed to have approved the statement furnished in conformance with Article 6.3 for the calendar year in question and the sums paid to SORAPEC in conformance with this statement.

ARTICLE 7 - CONFIDENTIALITY

The Confidentiality Agreement signed on April 3, 2001, between the Parties, and constituting Attachment 3 to the within Agreement, applies to the within Agreement.

The Parties expressly agree that the contents of the within Agreement is also considered confidential, subject to:
(i)	The provisions of Article 15 hereinafter, and
(ii)	Communication by the parent company of SORAPEC, EC Power, a U.S. company registered in the State of Delaware, of excerpts of the within Agreement, exclusive of the provisions of Article 6.

ARTICLE 8 - WARRANTY

SORAPEC represents that to the best of its knowledge, as of the date of signing of the within Agreement, the licensed Patents do not infringe intellectual property rights belonging to third parties.

SORAPEC shall adopt as its own any action aimed at the defense of its Intellectual Property rights or action for recovery of property and/or infringement that may be brought by a third party with respect both to the Patents and to the Improvements licensed. It shall warrant HELION for and hold HELION harmless of the consequences of said actions. If the aforesaid action is brought against HELION, SORAPEC, whose Intellectual Property rights are contested, shall have the option of taking the initiative in the defense proceeding to be carried out.

Generally speaking, as soon as one of the Parties learns that the performance of the within Agreement may infringe industrial and/or intellectual property rights of third parties, or immediately upon first notice served by a third party upon HELION and SORAPEC, or as soon as one of the Parties learns of any infringement by a third party, the Parties shall exchange any and all information that may thwart this right or this challenge.

ARTICLE 9 - RIGHT OF FIRST REFUSAL
9.1.

If after written request of HELION SORAPEC waives filing and/or prosecuting of an action and/or maintenance in effect of one or more Patents and/or Improvements in France and/or in other countries, it must inform HELION in writing of such fact sufficiently in advance to permit HELION to file a complaint in its name alone, prosecute the action, or maintain the pertinent patent(s) in effect at its own expense and to its own benefit in the country in question. SORAPEC shall no longer be liable for the expenses incurred for the country in question starting from the date of receipt by HELION of the notice, and shall be entitled to a declaration of non-enforceability of the corresponding title by HELION pursuing alone the maintenance of said title, with the understanding that HELION shall not owe any royalty for the use of the Patent(s) concerned for sales of Stacks in the country in question.

9.2

If SORAPEC wishes to assign one or more Patents and Improvements to a third party, it must so inform HELION by registered letter return receipt requested. HELION shall then have right of first refusal, all conditions being equal. If HELION does not exercise this right within three (3) months from notice of the proposed transfer, in conformity with Article L.613-29-e of the Intellectual Property Code, the assignment shall take effect by operation of law; the within Agreement shall continue to produce its effects with respect to the third-part purchaser, unless HELION indicates to the contrary in writing.

ARTICLE 10 - TERM

The within Agreement shall take effect on the date of its signing by the Parties, and shall remain valid for the term of validity of the Patents and Improvements, subject to Article 11 hereinafter.

Maintenance of the exclusive for the exploitation rights granted to HELION under the within Agreement is contingent upon realization by HELION of the minimum production quantities hereinafter indicated in kWe, provided that failure to meet these minimum figures is not directly or indirectly within the control of SORAPEC. The applicable minimum production quantities are:
Year	2004	2005	2006	2007
kWe	250	500	1000	5000

ARTICLE 11 - TERMINATION

11.1. In the event that one of the Parties fails to perform one of its essential obligations under the within Agreement, and fails to cure said default within thirty (30) days from receipt of a registered letter return receipt requested informing it of the default(s) in question, the other Party may terminate the Contract by operation of law, without any formality other than dispatch of notice by registered letter return receipt requested to the other Party, subject to any damages that it may claim hereunder.
Exercise of this right of termination shall not exempt the defaulting Party from performance of the obligations undertaken until the effective date of termination of the within Agreement.

11.2. The within Agreement shall be terminated by operation of law in the event that the Patents are annulled by Court decision that has become final in the Territory. In this case SORAPEC shall refund to HELION all sums paid by HELION to SORAPEC under the within Agreement.

In the event that any one of the Patents is annulled by Court decision that has become final, the Agreement shall continue to produce its effects between the Parties with respect to the remaining Patents.

11.3. In case of termination, Article 7, 8, 9, 11.3, and 13 shall survive the expiration and/or termination of the within Agreement, regardless of the cause. Similarly, HELION may terminate performance of the outstanding commitments that it signed with third parties before the date of notice of said termination.

ARTICLE 12 - PERSONAL NATURE OF THIS AGREEMENT

The within Agreement is made in consideration of the individuals, it is non-assignable, and it may be terminated without advance notice by either of the Parties in the event of change of actual control of the other party. It is understood that HELION may assign some or all of its rights and obligations under the within Agreement to any HELION Affiliated Company, subject to prior notice to SORAPEC.

ARTICLE 13 - RESOLUTION OF DISPUTES

The Parties shall make every effort to resolve amicably any and all disputes that may arise in connection with the application of the within Agreement. In the absence of amicable agreement between the Parties within two (2) months from the occurrence of the dispute, the dispute shall be resolved by the competent courts within the jurisdiction of the Cour d'Appel [Court of Appeals] of Paris.

ARTICLE 14 - MISCELLANEOUS PROVISIONS

14.1. Changes. Any change in the within Agreement shall be made by rider duly signed by the authorized representative of each party.

14.2. If at any time and for any reason whatsoever one of the Parties does not enforce any one of its rights recognized in the within Agreement, this shall not impede its right to enforce said right subsequently at any time and without advance notice.

14.3. In the event that any provision of the Agreement is declared by a competent court to be null and void or inapplicable, the provision shall be deemed not written, and all other provisions of the Agreement shall remain completely valid. The Parties shall make every effort to replace the null and void or inapplicable provision with an economically equivalent and valid provision that represents the intention of the Parties when they entered into this Agreement.

14.4. The unit constituted by the stipulations of the within Agreement and its attachments constitute the entirety of the Agreement between the Parties with respect to its purpose, and replace and annul any and all prior representations, negotiations, commitments, oral and written communications, acceptances, understandings, and agreements between the Parties relative to the provisions to which this Agreement applies or for which it provides.

ARTICLE 15 - REGISTRATION IN THE
NATIONAL REGISTER OF SORAPEC PATENTS

HELION shall at its own expense cause the license granted to it to be registered in the National Patents Register maintained by the Institut National de la Propriete Industrielle [INPI - National Industrial Property Office]. Full powers are given to the bearers to the license accorded to HELION to be registered in the National Patents Register maintained by the Institut National de la Propriete Industrielle [INPI - National Industrial Property Office].
Executed in Fontenay-sous-Bois on May 9, 2001, in two originals.
For SORAPEC	For HELION
[signature]	[signature]
Mr. Bernard NICOLAS	Mr. Guy DUCROUX